Exhibit 10.1

L.B. FOSTER COMPANY
ANNUAL EXECUTIVE INCENTIVE COMPENSATION PROGRAM

The purpose of this document is to establish in writing the performance goals and other terms applicable to cash financial performance awards for each fiscal year of the Company which constitutes a Performance Period (the “Program”) as authorized under the L.B. Foster Company Executive Annual Incentive Compensation Plan (“ExIP”).

I. DEFINITIONS
a.Defined terms used but not defined herein shall have the meanings ascribed to them in the Executive Incentive Plan master document under which each annual Program is established.

II. TERMS AND CONDITIONS
a.Unless otherwise determined by the Compensation Committee, the Performance Period shall be one calendar year.
b.Each Participant shall receive a cash award in an amount equal to Participant’s base compensation multiplied by a target percentage established by the Committee based upon the position held by the Participant as approved by the Compensation Committee and set forth on Exhibit A, on file with the Committee (the “Target Percentage”) (an “Award”). The amount of any Award earned and payable is calculated with reference to the percentage achievement of certain Performance Measures established by the Committee and as described below.
c.Participant’s base compensation shall be the Participant’s salary on March 1, rounded to the nearest whole dollar.
d.Participants in the Program are listed on Exhibit A on file with the Committee, which identifies each Participant’s title and Company operating unit, and Target Percentage for the applicable Performance Period.
e.A Participant’s right, if any, to receive payout of an Award, if earned, shall be contingent upon Participant having executed a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee. Further, in order to receive any payout of an Award, the Participant must have begun employment with the Company by October 1 of the Program’s Performance Period.
f.In the event a Participant changes from one position to another position or is promoted into one of the positions approved by the Committee during the Performance Period, the Target Percentage for such Participant shall be pro-rated between the Target Percentages applicable to each position held during the Performance Period, and such Award will be determined on the pro-rated basis based on the number of full months employed during the Performance Period.

g.In order to be eligible to receive any payout of an Award, if earned, a Participant must be actively employed by the Company on the date the Award is paid. In no event is a Participant entitled to any pro-rata payment of an Award under the terms of this Program, except to the extent the Board has approved a Participant’s retirement or termination from the Company, in which case the Committee may provide a pro-rata payment based on the Participant’s active employment before the Board-approved retirement or termination.

III. CALCULATING PAYOUT OF AWARDS
The payout of Awards shall be calculated as set forth below:

a.A Participant’s Award shall be determined and allocated by multiplying the Award by the Company’s adjusted level of attainment of the financial Performance Measures identified below, weighted as indicated:

	Performance Measure	CEO, COO, CFO; SVP, HR & Admin; SVP & General Counsel; and Controller & CAO	Executive VPs Responsible for Operating Unit(s)
Financial Performance Awards	Operating Unit Adjusted EBITDA	--	50%
	Working Capital as a % of Sales	25%	20%
	Corporate Adjusted EBITDA	75%	30%
b.The amount of an Award payout shall be calculated and adjusted upward or downward based on the actual level of attainment of the above Performance Measures, Adjusted EBITDA and Working Capital as a % of Sales (Corporate and Operating Unit), utilizing the percentage multipliers as set forth in the tables below. Straight-line interpolation will be used to determine the achievement between each level.
Adjusted EBITDA Multiplier

% of Target Adjusted EBITDA	Corporate or Operating Unit Multiplier
130% and over	200%
100%	100%
70%	50%
Less than 70%	0%

W/C as a % of Sales Multiplier

% of Target Average W/C as a % of Sales	Corporate or Operating Unit Multiplier
86.0% and under	200%
100.0%	100%
121.5%	50%
Greater than 121.5%	0%
c.Definitions of the Performance Measures and possible adjustments are noted on Schedule 1.10 attached hereto.
d.Payment of a cash Award under the ExIP will follow the Committee’s determination of such incentive award and following the date the Company files its report on Form 10-K for the period ending on the last day of the Performance Period.

III. RECOUPMENT
All Awards granted hereunder are made subject to the L.B. Foster Executive Recoupment Policy which is incorporated herein by reference (the “Policy.”) The Policy provides for the clawback by the Company and repayment by the Participant of cash awards paid hereunder in the event of an accounting restatement applicable to any financial reporting period within the Performance Period due to material noncompliance of the Company with any financial reporting requirement under the securities or other applicable laws.

IV. COMPENSATION COMMITTEE
As set forth in the ExIP document, the Compensation Committee retains all rights and discretion to modify, eliminate, or replace the ExIP and the Program at any time. The Committee will interpret and apply the ExIP and this Program at is discretion, and may increase, decrease, or eliminate any Award hereunder. All determinations with respect to any Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

The undersigned Chairman of the Compensation Committee hereby certifies, on behalf of the Committee, that the performance goals and other material terms applicable have been determined and approved at the Committee meeting held in February of the Program’s Performance Period.

Approved: /s/ Robert S. Purgason Robert S. Purgason Chairman, Compensation Committee 2/20/2020 Date

Schedule 1.10

PERFORMANCE MEASURES AND ADJUSTMENTS

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): shall mean with respect to the Company or an Operating Unit, for the Fiscal Year (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense; (g) plus and minus the adjustments below.

Working Capital as a Percentage of Sales (“W/C as a % of Sales”): shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales. Results shall be determined incorporating approved adjustments below.

The following adjustments are guidelines subject to board approval.

Adjustment Description Unplanned reductions or add-backs to results for gains and losses	Adjusted EBITDA	W/C as a % of Sales
Effects of changes in accounting or tax law	X	X
Divestitures of properties, businesses, investments, equity in affiliates or held for sale discontinued operation	X	X
Costs of an acquisition or potential acquisition, purchase accounting and operating results of an acquisition completed during the year	X	X
Any significant or non-recurring item(s) (these items include, but are not limited to a restructuring, long-lived asset impairment, warranty costs, product liability, legal settlement, environmental charges) that in total exceed $200,000 in EBITDA (favorable or unfavorable)

X
The impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero.	X
4